                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED
             (Exact name of registrant as specified in its charter)

         DELAWARE                                       36-4069408
(State or other jurisdiction of               (IRS Employer Identification No.)
 incorporation or organization)

                       875 N. MICHIGAN AVENUE, SUITE 3000
                             CHICAGO, ILLINOIS 60611
                                 (312) 255-5000
               (Address, including ZIP code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

       DIAMOND TECHNOLOGY PARTNERS INCORPORATED 1998 EQUITY INCENTIVE PLAN
                              (Full title of plan)

                               MELVYN E. BERGSTEIN
                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED
                       875 N. MICHIGAN AVENUE, SUITE 3000
                             CHICAGO, ILLINOIS 60611
                                 (312) 255-5000
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   Copies to:

              Mark L. Gordon                          Leland E. Hutchinson
          Gordon & Glickson P.C.                        Winston & Strawn
    444 N. Michigan Avenue, Suite 3600                35 West Wacker Drive
         Chicago, Illinois 60611                     Chicago, Illinois 60601
              (312) 321-1700                             (312) 558-5600


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                                   CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Title of Securities to be            Amount to be Registered        Proposed Maximum       Proposed Maximum
       Registered                                                  Offering Price per     Aggregate Offering         Amount of
                                                                          Share                  Price            Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock,
par value $.001 per share (1)             3,500,000 shares             $13.81 (3)              $48,335,000           $13,437.13
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value                  (2)                          (2)
$.001 per share (2)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------




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1.       Represents shares of Class B Common Stock, par value $.001 per share, issuable upon exercise of stock option or stock appreciation rights or granted pursuant to stock awards under the Diamond Technology Partners Incorporated 1998 Equity Incentive Plan.

2. This Registration Statement also covers the Shares of Class A Common Stock, par value $.001 per share, into which the Class B Common Stock may be converted and that may be issued in lieu of the Class B Common Stock to optionees who have ceased to be employees of the Registrant.

3. Computed in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. Computation based upon the average of the bid and ask prices of the Class A Common Stock of the Registrant into which the Class B Common Stock is convertible as reported on the Nasdaq National Market as of closing on November 18, 1998.












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


                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statements taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that have been filed with the Securities and Exchange Commission (the "Commission") by Diamond Technology Partners Incorporated (the "Company") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (File No. 000-22125), containing audited financial statements for the Company's latest fiscal year.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), since the end of the fiscal year covered by the Annual Report on Form 10-K referenced above.

         (c) The description of the Company's Common Stock, par value $.001 per Share (the "Common Stock") , which is contained in the registration statement on Form 8-A filed with the Commission on February 10, 1997, under the Exchange Act, including any subsequent amendment or any report filed for the purpose of updating such description.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         This Registration Statement relates to Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"), of the Registrant and the Class A Common Stock, par value $0.001 per share (the "Class A Common Stock") of the Registrant.
         The authorized capital stock of the Registrant consists of 40,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock, and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").


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


         Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to five votes per share on all matters submitted to a vote of holders of Common Stock. Class B Common Stock may be owned beneficially or of record only by Permitted Holders (as defined below). In the event that any share of Class B Common Stock is transferred to any party other than a Permitted Holder or if a beneficial or record holder of a share of Class B Common Stock ceases to be a Permitted Holder, the share automatically and immediately shall be converted into a share of Class A Common Stock. Shares of Class A Common Stock may not be converted into shares of Class B Common Stock.

         "Permitted Holders" of Class B Common Stock are (i) persons who are employees of the Company or any of its majority-owned subsidiaries and (ii) the Company. A person shall cease to be a Permitted Holder on the date on which he or she ceases to be an employee of the Company or any of its majority-owned subsidiaries.

         The holders of Class A Common Stock and Class B Common Stock (together, the "Common Stock") do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast and, except as otherwise required by law or the Certificate of Incorporation of the Company, all other matters are determined by a majority of the votes cast. All of the holders of the Class B Common Stock have granted proxies to the Chief Executive Officer of the Company to vote their shares. Accordingly, the Chief Executive Officer will have the voting power to elect the Company's entire Board of Directors.

         The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights other than as described herein. The outstanding shares of Common Stock are, and the shares offered by the Company under the Diamond Technology Partners Incorporated 1998 Equity Incentive Plan will be, when issued and paid for in accordance with the plan and the forms of stock option agreement thereunder, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and maybe adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

         The Company, by resolution of the Board of Directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any such class or series, including the dividend rights, dividend rates, conversion rights and terms, voting rights, redemption rights and terms, and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. As of the date hereof, there are no shares of Preferred Stock outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

         The Company has adopted a number of provisions in its charter and bylaws that may make a change in control difficult, if not impossible, and therefore may tend to discourage an unsolicited or unfriendly takeover bid. The Company's Class B Common Stock is entitled to five votes per share. All of the issued and outstanding Class B Common Stock is owned, and after the Offering will continue to be owned, by employee stockholders of the Company, all of whom have granted proxies to the Chief Executive Officer of the Company to vote their shares. Therefore, the Chief Executive Officer (or his successors) will have the power to determine all matters submitted to a vote of Stockholders, including any matter related to a change in control of the Company. The charter and bylaws of the Company also provide that special stockholders meetings may be called only by the Chairman of the Board of Directors, by the Secretary at the direction of the Board of Directors, or by stockholders holding at least 30% of the issued and outstanding shares of outstanding Common Stock. Notice of stockholder proposals at annual meetings of stockholders must be presented to the Company at least 45 days prior to the date of the meeting; provided, however, that if less than 60 days' notice is given to stockholders, notice of stockholder proposals must be presented to the Company no later than 15 days following the day on which notice of the annual meeting was given. In addition,




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the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's By-laws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any such criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Delaware law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant maintains a directors and officers liability insurance policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

EXHIBIT NUMBER             DESCRIPTION OF EXHIBIT

4.1 Restated Certificate of Incorporation of the Company filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 and any amendments thereto (filed with the Commission on February 21, 1997, (File No. 333-17785) (the "Form S-1"), and hereby incorporated by reference).

4.2                        Amended and Restated By-laws of the Company (filed as
                           Exhibit 3.2 to the Form S-1 and hereby incorporated by reference).

4.3                        Diamond Technology Partners Incorporated 1998 Equity
                           Incentive Plan.

4.4                        Form of Stock Option Agreement for Non-Partners.

4.5                        Form of Stock Option Agreement for Partners.

5.1 Opinion of Winston & Strawn as to the legality of the securities being registered.

23.1 Consent of Winston & Strawn (included in its opinion filed as Exhibit 5.1).

23.2                       Consent of KPMG Peat Marwick LLP.

23.3                       Consent of KPMG Peat Marwick LLP.

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



ITEM 9.  UNDERTAKINGS

                  (a) The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  PROVIDED, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




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



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois, on this 23rd day of November, 1998.


                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED


                    By: /s/ Melvyn E. Bergstein
                        ---------------------------------------
                        Melvyn E. Bergstein, Chairman and Chief
                        Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melvyn E. Bergstein and Michael E. Mikolajczyk, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 23, 1998.


     Signature                             Title

/s/ Melvyn E. Bergstein
---------------------------      Director, Chairman, President and Chief
Melvyn E. Bergstein              Executive Officer (Principal Executive Officer)

/s/ Michael E. Mikolajczyk
---------------------------      Director and President
Michael E. Mikolajczyk

/s/ Christopher J. Moffitt
---------------------------      Director and Senior Vice President
Christopher J. Moffitt

/s/ James C. Spira
---------------------------      Director and Senior Vice President
James C. Spira

/s/ Edward R. Andersen
---------------------------      Director
Edward R. Andersen

/s/ Donald R. Caldwell
---------------------------      Director
Donald R. Caldwell




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



/s/ Alan Kay
---------------------------      Director
Alan Kay

/s/ John D. Loewenberg
---------------------------      Director
John D. Loewenberg












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             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

EXHIBIT
NUMBER        DESCRIPTION OF DOCUMENT                                      PAGE

4.1 Restated Certificate of Incorporation of the Company filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 and any amendments thereto (filed with the Commission on February 21, 1997, (File No. 333-17785) (the "Form S-1"), and hereby incorporated by reference).

4.2           Amended and Restated By-laws of the Company (filed as
              Exhibit 3.2 to the Form S-1 and hereby incorporated by reference).

4.3           Diamond Technology Partners Incorporated 1998 Equity
              Incentive Plan.

4.4           Form of Stock Option Agreement for Non-Partners.

4.5           Form of Stock Option Agreement for Partners.

5.1 Opinion of Winston & Strawn as to the legality of the securities being registered.

23.1 Consent of Winston & Strawn (included in its opinion filed as Exhibit 5.1).

23.2          Consent of KPMG Peat Marwick LLP.

23.3          Consent of KPMG Peat Marwick LLP.











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